EXHIBIT 21


		  Laboratory Corporation of America Holdings
			    Listing of Subsidiaries
				April 28, 1995



	   Subsidiary                            State of Incorporation
- ---------------------------------------------    ------------------------
Laboratory Corporation of America                Delaware
  (formerly known as National Health
  Laboratories Inc.)

La Jolla Management Corp.                        Delaware

Quality Assurance Group, Inc.                    Delaware

Executive Tower Travel Inc.                      Delaware

Allied Clinical Laboratories, Inc.               Delaware
 A Delaware Corporation

Allied Clinical Laboratories, Inc.               Oregon
 An Oregon Corporation

CompuChem Corporation                            Massachusetts

Tower Collection Center Inc.                     Delaware

ChemWest Analytical Laboratories, Inc.           Delaware

CompuChem Laboratories, Incorporated             Delaware